Exhibit 5.2

Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE

To:	British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG

22 September 2025
4

Our Ref	L-365817
U.S.$750,000,000 4.625 per cent. Notes due 2033 (the “Notes”) of B.A.T Capital Corporation (“BATCAP” or the “Issuer”) and guaranteed by B.A.T. International Finance p.l.c. (“BATIF”), British American Tobacco p.l.c. (“British American Tobacco”), Reynolds American Inc. (“RAI”) and B.A.T. Netherlands Finance B.V. (“BATNF” and, together with British American Tobacco, BATIF and RAI, the “Guarantors”) issued pursuant to the registration statement of British American Tobacco, BATCAP and BATIF on Form F-3 filed with the U.S. Securities and Exchange Commission on 1 July 2025 (the “Registration Statement”)
1    We have acted as English legal advisers to the Issuer and the Guarantors in connection with the issue of the Notes and the giving of the guarantees (the “Guarantees”) by the Guarantors in respect of the Notes and have taken instructions solely from the Issuer and the Guarantors.
2    This opinion is limited to English law as applied by the English courts and in effect on the date of this opinion. It is given on the basis that it, and all matters relating to it, will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.
3    For the purpose of this opinion we have examined the documents listed and, where appropriate, defined in the Schedule to this opinion.
4    We have assumed that:
4.1    all copy documents conform to the originals and all originals are genuine and complete
4.2    each signature is the genuine signature of the individual concerned
4.3    (except in the case of BATIF and British American Tobacco) all relevant documents are within the capacity and powers of, and have been validly authorised by, each party
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4.4    (in the case of each party) those documents have been or (in the case of the Notes and the Guarantees) will be validly executed and delivered by the relevant party
4.5    each of the meetings of the Board of Directors of British American Tobacco held on 3 June 2019, 29 July 2020, 24 May 2022 and 15 April 2025 and the meetings of the Board of Directors of BATIF held on 17 June 2019, 18 September 2020, 29 June 2022 and 12 May 2025, respectively, (in respect of which a certified extract of each of the Minutes has been supplied to us) was duly convened, constituted and quorate and the resolutions referred to in each of the Minutes were validly passed and remain in full force and effect without modification and
4.6    each of the documents which are the subject of this opinion is valid and binding on each party under the law to which it is expressed to be subject where that is not English law and that words and phrases used in those documents have the same meaning and effect as they would if those documents were governed by English law.
5    References in this opinion to the “Programme Documents” are to the Underwriting Agreement and the Indentures.
6    Based on the documents referred to, and assumptions made, in paragraphs 3 and 4 above and subject to the qualifications in paragraph 7 below and to any matters not disclosed to us, we are of the following opinion:
6.1    BATIF has been incorporated and is existing as a company with limited liability under the laws of England.
6.2    BATIF has corporate power to enter into and to perform its obligations under the Programme Documents and has taken all necessary corporate action to authorise its execution, delivery and performance of the Programme Documents.
6.3    British American Tobacco has been incorporated and is existing as a company with limited liability under the laws of England.
6.4    British American Tobacco has corporate power to enter into and to perform its obligations under the Programme Documents and has taken all necessary corporate action to authorise its execution, delivery and performance of the Programme Documents.
7    This opinion is subject to the following:
7.1    It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement or the Prospectus Supplement, or that no material facts have been omitted from them.
7.2    We express no opinion as to compliance or otherwise with any financial limitations on borrowings or the giving of guarantees by BATIF contained in BATIF’s Articles of Association or any financial limitations on borrowings or the giving of guarantees by British American Tobacco contained in British American Tobacco’s Articles of Association.
7.3    We express no opinion as to compliance or otherwise with the limitation on the maximum aggregate principal amount of the debt securities which have been authorised by the Issuer with respect to the Registration Statement.
7.4    To the extent it relates to United Kingdom stamp duties any undertaking or indemnity may be void under Section 117 of the Stamp Act 1891.

7.5    Our opinion that BATIF and British American Tobacco are existing is based on each of the Issuer Searches and the Issuer Winding-up Searches. It should be noted that the Issuer Searches and the Issuer Winding-up Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver has been appointed, a company voluntary arrangement has been proposed or approved, a moratorium has been applied for or has come into force or any other insolvency proceeding has commenced.
7.6    Any amount referred to in provisions of the Notes or any Programme Document which provide for the payment by a person of additional interest or amounts upon a breach, default or similar occurrence by that person, may not be recoverable if it amounts to a penalty under English law.
7.7    An English court may refuse to give effect to any contractual provision concerning payment of the costs of enforcement or litigation brought before an English court.
7.8    A certificate, determination, notification, minute or opinion might be held by the English courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error despite any provision in any document to the contrary.
7.9    Any contractual provision that purports to maintain the validity of the remainder of such contract despite the invalidity, illegality or unenforceability of one or more of its provisions may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question.
7.10    Any contractual provision that requires a variation to be made in writing or to comply with any other formality may not be enforceable.
7.11    An English court may, or may be required to, stay proceedings or decline jurisdiction in certain circumstances - for example, if proceedings are brought elsewhere.
7.12    We express no opinion as to the effect of any sanctions or other similar restrictive measures in relation to any party to the Programme Documents or the Notes or any transaction contemplated thereby.
7.13    Effect may be given to the overriding mandatory provisions of the law of the country where the obligations arising out of a contract have to be or have been performed, in so far as those provisions render the performance of the contract unlawful. In such circumstances, the relevant obligations may not be enforceable.
7.14    The English courts may have regard to the law of the country in which performance takes place in relation to the manner of performance and the steps to be taken in the event of defective performance.
7.15    The English courts may not be restricted from applying overriding provisions of English law and if there is a provision of New York law that is manifestly incompatible with English public policy, it is possible that the English courts may not apply it.
8    This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents, authorisations, consents and opinions referred to in the Schedule to this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion.
9    We hereby consent to the filing of this opinion with the SEC as an exhibit to British American Tobacco’s current report on Form 6-K filed on 22 September 2025 and to the incorporation by reference of this opinion into the Registration Statement. We also consent to the reference to us made under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement and the Prospectus Supplement. In giving this consent we do not admit that we are within the category of persons whose consent is required within section 7 of the United States Securities Act of 1933 or the rules and regulations of the SEC thereunder.
Yours faithfully

/s/ Linklaters LLP
Linklaters LLP

SCHEDULE
1    A certified copy of the Memorandum and Articles of Association of BATIF.
2    A certified extract of the Minutes of a Meeting of the Board of Directors of BATIF held on (i) 17 June 2019, (ii) 18 September 2020, (iii) 29 June 2022 and (iv) 12 May 2025.
3    A certified copy of the Memorandum and Articles of Association of British American Tobacco.
4    A certified extract from the Minutes of a Meeting of the Board of Directors of British American Tobacco held on (i) 3 June 2019, (ii) 29 July 2020, (iii) 24 May 2022 and (iv) 15 April 2025.
5    A copy of the Prospectus Supplement dated 18 September 2025 (the “Prospectus Supplement”).
6    The Registration Statement.
7    Underwriting Agreement dated 18 September 2025 between BATCAP, as Issuer, the Guarantors, Barclays Capital Inc., BBVA Securities Inc., Lloyds Securities Inc., Santander US Capital Markets LLC and the other underwriters party to the underwriting agreement relating to the purchase and sale of the Notes (the “Underwriting Agreement”).
8    Indenture dated 6 September 2019 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as initial paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the Notes (the “Base Indenture”).
9    Supplemental Indenture No. 25 dated 22 September 2025 between BATCAP, as Issuer, British American Tobacco, BATIF, BATNF and RAI, each as a guarantor, the Trustee and Citibank, N.A. as paying agent, authentication agent, transfer agent, registrar and calculation agent (in each such several capacities as the “Paying Agent”, “Authentication Agent”, “Transfer Agent”, “Registrar” and “Calculation Agent”) relating to the Notes (together with the Base Indenture, the “Indentures”).
10    The results of an online search in respect of BATIF on the Companies House Direct register made at 09:49 a.m. on 22 September 2025 (the “BATIF Search”).
11    The results of telephone searches in respect of BATIF at the Central Register of Winding-Up Petitions made on 22 September 2025 at 10:31 a.m. (the “BATIF Winding-up Search”).
12    The results of an online search in respect of British American Tobacco on the Companies House Direct register made at 09:49 a.m. on 22 September 2025 (the “British American Tobacco Search,” together with the BATIF Search, the “Issuer Searches”).
13    The results of telephone searches in respect of British American Tobacco at the Central Register of Winding-Up Petitions made on 22 September 2025 at 10:31 a.m. (the “British American Tobacco Winding-up Search,” together with the BATIF Winding-up Search, the “Issuer Winding-up Searches”).